Exhibit 10.11
MUELLER INDUSTRIES, INC.
AMENDMENT NO. 3 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Third Amendment (this “Amendment”) to the Amended and Restated Employment Agreement (the “Employment Agreement”), dated September 17, 1997, by and between Mueller Industries, Inc. (the “Company”) and William D. O’Hagan (the “Employee”) is entered into as of this 26th day of November, 2008, to be effective as of the date hereof.

WHEREAS, the Company and the Employee are parties to the Employment Agreement; and

WHEREAS, each of the Company and the Employee wish to amend the Employment Agreement in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, the Employment Agreement is hereby amended as follows (with terms not otherwise defined in this Amendment having the same meaning as set forth in the Employment Agreement):

▪           Employment Period.  Section 1 of the Employment Agreement shall be amended in its entirety to read as follows:

“The Employer agrees to employ the Executive, and the Executive hereby accepts such employment, for a term commencing on the date hereof and ending on March 31, 2009.  During the portion of the term commencing on the date hereof and ending on December 31, 2008 (the “Employment Period”), the Executive shall serve as President and Chief Executive Officer of the Employer.  During the portion of the term commencing on January 1, 2009 and ending on March 31, 2009 (the “Transition Period”), the Executive shall remain employed by the Employer as a special advisor to the Chief Executive Officer of the Company, and shall provide such services as may be reasonably requested by the Employer, but shall no longer serve as the President and Chief Executive Officer of the Employer.”

▪           Compensation.  A new Section 3(g) shall be added to the Employment Agreement, which shall read as follows:

“As compensation for the Executive’s services during the Transition Period, the Employer shall pay the Executive an amount equal to $1,000,000, payable in equal installments in accordance with the Employer’s normal payroll practices.  In addition, during the Transition Period, the Executive shall participate in all disability and health plans and programs and all fringe benefit plans maintained by or on behalf of the Employer and in which senior executives of the Employer are entitled to participate.  The compensation and benefits described in this Section 3(g) shall be the sole compensation and benefits to which the Executive shall be entitled during the Transition Period.”

▪           Timing of Bonus Payments during Employment.  To the extent all or any portion of the Bonus becomes earned and vested as a result of Employee’s continued service through a specified date (e.g., December 31 of the year to which such Bonus relates), such amount shall be paid at such time as otherwise provided in the Employment Agreement, but in no event later than one day prior to the date that is 2½ months following of the last day of fiscal year in which such specified date falls.

▪           Certain Payments Due on a Termination of Employee’s Employment.  Notwithstanding anything in the Employment Agreement to the contrary, the payment (or commencement of a series of payments) under the Employment Agreement of any nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) that is subject to the permissible payment rules of Section 409A of the Code (“Deferred Compensation”) and is made upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. § 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment under the Employment Agreement) shall be paid (or commence to be paid) to Employee on the schedule set forth in Employment Agreement as if Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

▪           Severance Payments Installments.  To the extent that the Employment Agreement provides for any payments of Deferred Compensation to be made in installments, each installment shall be deemed to be a separate payment pursuant to Treas. Reg. § 1.409A-2(b)(2)(iii).

▪           Payment of Bonus Upon Termination of Employee’s Employment.  Section 4(c)(i) of the Employment Agreement shall be amended in its entirety to read as follows:

“the Executive shall continue to receive (x) his then current Base Salary, payable in accordance with Section 3 hereof as if his employment had continued for the remainder of the Employment Period and (y) an annual bonus for each year remaining in the Employment Period equal to the average Bonus for the three calendar years immediately preceding the written notice, with the first such bonus to be paid in the year following the year in which such termination occurs, but in no event later than December 31 of such year, and each subsequent bonus to be paid on a yearly basis thereafter, but in no event later than December 31 of each such year.”

▪           Continuation of Benefits Upon Termination of Employee’s Employment.  The third sentence of Section 4(c) of the Employment Agreement shall be amended in its entirety to read as follows:

“Following such termination, the Employer shall pay the Executive an amount equal to the Executive’s monthly cost of continuation health, major medical, hospitalization and dental insurance coverage under the Employer’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for each month until and including the month that the Executive reaches age 65, including any increases in such monthly cost which may occur from the date of termination until the Executive reaches age 65.  Such amounts shall be paid on a monthly basis until December 31 of the year in which such termination occurs, and thereafter, on or after January 1 of each calendar year following the year in which such termination occurs, but in no event later than December 31 of each such calendar year.  In addition, the Executive will be entitled to continue to participate in the Employer’s health, major medical, hospitalization and dental insurance plans as are generally made available to the other executive officers of the Employer from time to time until he reaches age 65, provided he bears the full cost of the premium amounts associated with such continued participation.”

▪           Definition of Change in Control.  The definition of “Change in Control” as set forth in Section 4(h)(iii) of the Employment Agreement shall be amended in its entirety to read as follows:

“Change in Control,” as used in Section 4(h) of the Agreement, is defined to mean the occurrence of either of the following two events:  (i) when any “person,” as such term is used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, acquires ownership of the Employer’s securities that, together with securities already held by such person, constitute more than 50% of the total voting power of the Employer’s then outstanding securities; provided, that if any one person is considered to own more than 50% of the total voting power of the Employer’s securities, the acquisition of additional securities by the same person will not be considered to cause a Change in Control; or (ii) the date a majority of members of the Employer’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Employer’s Board of Directors before the date of the appointment or election.”

▪           Expenses Reimbursement. To the extent that any right to reimbursement of expenses under the Employment Agreement constitutes Deferred Compensation, such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee.

▪           280G Gross-Up.  The fourth sentence of Section 6(b) of the Employment Agreement shall be amended in its entirety to read as follows:

“Any Gross-Up Payment, determined pursuant to this Section 6, shall be paid by the Employer to the Executive within five days of the receipt of the Accounting Firm’s determination, but in no event later than the end of the taxable year next following the taxable year in which the Excise Tax is remitted to the Internal Revenue Service.”

▪           Payment of Legal Fees.  The following shall be added after the first sentence of Section 6(c)(iv) of the Employment Agreement:

“Any costs and expenses to be paid by the Employer in connection with contesting any such claim shall be paid no later than the last day of the taxable year immediately following the taxable year in which such Excise Tax and income tax are remitted to the taxing authority or where as a result of such proceedings or litigation no such taxes are remitted, the end of the taxable year immediately following the taxable year in which there is a final non-appealable settlement or other resolution of the claim.”

▪           Delay of Certain Payments for Specified Employees.  Notwithstanding anything herein to the contrary, any payment of Deferred Compensation that is otherwise required to be made under the Employment Agreement to the Employee upon Employee’s separation from service shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”).  On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

▪           Notices.  In Section 5 of the Employment Agreement, the name “Robert B. Hodes” shall be replaced by “Serge Benchetrit.”

To the extent not amended hereby, the Employment Agreement shall continue with full force and effect in accordance with its terms.  The other provisions and cross-references of the Employment Agreement shall be renumbered accordingly as a consequence of the additions and deletions described herein.

IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.

ESTATE OF WILLIAM D. O’HAGAN
By: /S/ Geoffrey L. Jones
Geoffrey L. Jones, as Co-Personal Representative of the Estate of William O’Hagan

THE COMPANY
/S/ Harvey L. Karp
By: Harvey Karp
Title: Chairman